Exhibit 10.5

June 6, 2018

Adrienne Calderone 557 Belden Hill Rd Wilton, CT 06897

RE: Project Rey – Retention Dear Adrienne,

We recognize that the recent activity involving a potential sale of Cotiviti (the “Company”) may cause concern for you. The decision to undertake this process was made after careful consideration by the Board of Directors who believe it to be in the best interest of the Company. The timeframe for reaching an agreement with a buyer and working through planning activities prior to transaction close is not definitive, and there are variables in the process that could potentially lengthen the timeframe. In recognition of these factors, we have developed a program to retain our critical talent during this period of uncertainty.

With your execution of this letter and adherence to its terms, you will be eligible for the following:

Retention Bonus

You will receive a one-time cash payment of $85,000, less applicable withholdings and deductions (the “Retention Bonus”). The Retention Bonus will be paid within fifteen (15) days after the earlier to occur of:

•	Nine (9) months following the transaction close date; or
•	Termination of your employment without cause, as determined by the Company.

Payment of the Retention Bonus is conditioned upon (i) your remaining an employee of the Company or its affiliate in good standing through the date of payment of such Retention Bonus, (ii) your continued satisfactory performance of the tasks and responsibilities assigned to you consistent with your position through the date of payment of such Retention Bonus, and (iii) if the payment of your Retention Bonus is triggered by termination of your employment without cause, your execution and non-revocation of an effective release of claims in a form prescribed by the Company. You will forfeit your Retention Bonus if you fail to satisfy the foregoing conditions, as determined by the Company.

If the Company’s Board of Directors (the “Board”) ultimately determine not to proceed with a transaction at this time, you are eligible to receive 50% of the Retention Bonus. In this event, the resulting amount will be paid three (3) months following the date on which the Board determines not to proceed with a transaction. Such payment is conditioned upon your remaining an employee in good standing with the Company through the date of payment.

Adrienne Calderone June 6, 2018

You will forfeit your Retention Bonus if you fail to satisfy the foregoing conditions, as determined by the Company.

Severance

You are currently eligible for benefits under the Company’s U.S. Severance Plan (the “Severance Plan”), and will remain so unless one of the identified circumstances described in the Severance Plan renders you ineligible (please refer to the Severance Plan SPD on Benefits Central for more information).

Under the Severance Plan, you are eligible to receive two weeks of base pay for each completed year of service with the Company. Based on your current position, you are eligible for minimum severance of 10 weeks of base pay under the Severance Plan if you experience a severance-eligible termination.

In addition to your existing severance protection, if you become entitled to severance benefits under the Severance Plan after the date hereof and within one year following the closing of the contemplated transaction, you will receive a severance benefit enhancement of 16 weeks of base pay (the “Severance Enhancement”), which will be added to the weeks of base pay to which you would otherwise be entitled under the Severance Plan. However, in no event will the aggregate number of weeks of base pay that you receive under the Severance Plan and Severance Enhancement exceed the 26 week maximum stated in the Severance Plan.

Except as expressly modified above by the Severance Enhancement, the terms of the Severance Plan in existence on the date hereof (and without regard to any modification or termination of the Severance Plan after the date of this letter) govern all determinations regarding your severance, including whether a termination qualifies for severance, the conditions to and amount of such severance, release requirements associated with such severance and the payment timing of the severance.

Outplacement Services

If you experience a severance-eligible termination between the date that you sign this letter and twelve months following transaction close, you will also be eligible for outplacement services on terms determined by the Company. You will be contacted by the outplacement agency in the event of such a separation. The agency will provide you with information on this benefit.

In addition to the above, any unvested equity awards (e.g., Restricted Stock Units (RSUs), Stock Options, etc.) that you hold will vest upon a change in control of Cotiviti Holdings, Inc., which we expect will occur if a contemplated sale closes. You are encouraged to review your equity award holdings on the E*TRADE website (www.etrade.com).

* * * * * *

Adrienne Calderone June 6, 2018

All other terms and conditions of your employment will remain in effect until further notice, except as may be specifically modified by this letter. Please note that your employment remains “at will,” meaning either you or the Company have the right to terminate your employment without prior notice at any time and for any reason.

We recognize the potential transaction raises many questions, causes uncertainty, and may distract us from focusing on our business and customers. The elements described above are intended to encourage you to remain with Cotiviti during this period of uncertainty and into the future, and to continue striving towards our business goals. I realize this is a challenging request, but the protections above should provide you with some peace of mind should you be impacted by the transaction. You are critical to Cotiviti during this period.

We request that you treat this letter and the information included herein as confidential, except that you may discuss with your HR VP and Roger Hitt (VP-Total Rewards), or otherwise as required or protected by applicable law.

This letter agreement will be governed by the laws of the State of Delaware without reference to conflicts of laws principles and may be amended only in a writing signed by the parties hereto. This agreement, together with the documents referenced herein, constitutes the entire agreement between the parties with regard to the subject matter contained herein and supersedes any prior agreements related thereto. This agreement may be executed in counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument; signed copies of this agreement may be delivered by .pdf, .jpeg or fax and will be accepted as originals.

You will receive this letter via Docusign within four (4) business days after the date of this letter.

Thank you,

Doug Williams CEO

Adrienne Calderone June 6, 2018

EMPLOYEE ACKNOWLEDGEMENT AND SIGNATURE:

I understand and agree to the terms as presented in this letter. By:

Name: Date:

Attachment: Personalized Pay and Benefits Summary

Personalized Pay and Benefits Summary

Below is an illustration of pay and benefit values at a point in time, based on the provisions of your letter. This summary assumes that your equity awards vest and employment separation as of the date of this letter. This is just a reference point for your convenience; nothing in the letter or the summary below implies that you will be severed or made redundant in connection with the transaction.

Unvested Equity*:	$439,594
Retention Bonus:	$85,000
Severance Benefits:	$136,407
TOTAL:	$661,001

*Reflects your current unvested equity grants at an assumed price of $34 per share. This stock price is for illustration only. Cotiviti does not make any representations regarding the stock price in the event a transaction is consummated, nor does Cotiviti provide any assurances that a transaction will be consummated. Note that the stock price in a transaction may be significantly higher or lower than this assumed value and the value of your unvested equity would vary correspondingly.

While it is not possible to remove all concerns regarding an event like the contemplated sale of Cotiviti, we hope this summary furthers your understanding of the potential value represented by the elements specified in this letter and your unvested equity.